Exhibit 99.1
Hillman Receives Letter from American Stock Exchange
     CINCINNATI, August 8, 2007 /PRNewswire-FirstCall/ — The Hillman Companies, Inc. (Amex: HLM_P) today announced it has received a letter from the American Stock Exchange (“AMEX”) dated August 3, 2007 advising The Hillman Companies, Inc. that it currently does not satisfy the provisions of Rule 121 of the American Stock Exchange Company Guide. This rule requires the Company to have at least three members on its Audit Committee. The Company currently has only two members on its Audit Commitee as a result of a director resignation in July 2007. AMEX has granted the Company until November 5, 2007 to correct the violation.
     For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.